EXHIBIT 99.1

FOR IMMEDIATE RELEASE

March 31, 2014

Contact:	Erin Ruhe (760) 918-8200

HomeFed Corporation Completes Initial Closing of Acquisition of Portfolio of
Real Estate Assets from Leucadia National Corporation

CARLSBAD, March 31, 2014 – HomeFed Corporation (“HomeFed”) announced today that on March 28, 2014, it completed the initial closing of its acquisition of certain real estate subsidiaries and investments and cash of approximately $12.5 million (subject to post-closing adjustment) from Leucadia National Corporation (“Leucadia”) in exchange for the issuance by HomeFed of 6,986,337 new unregistered shares of its common stock pursuant to a purchase agreement dated February 28, 2014.  Upon the initial closing, Leucadia beneficially owns approximately 64% of HomeFed’s outstanding shares of common stock.  HomeFed expects to acquire from Leucadia the balance of the real estate investments under the February agreement in exchange for the issuance of 513,663 new unregistered shares of its common stock at a deferred closing, which is anticipated to occur following receipt of a third party consent during the second quarter of 2014.  Upon consummation of the deferred closing, Leucadia will beneficially own approximately 65% of HomeFed’s outstanding shares of common stock.  Pursuant to a stockholders agreement with HomeFed, Leucadia has agreed to limit its voting rights such that it will not have a majority voting interest in HomeFed.

About HomeFed

HomeFed Corporation (OTCMKTS: HOFD) is engaged in the investment in and development of residential real estate projects in California and Virginia.  HomeFed also actively investigates and pursues the acquisition of new residential and commercial real estate projects.  HomeFed’s current development projects consist of three master-planned communities: San Elijo Hills and a portion of the larger Otay Ranch planning area located in San Diego County, California and Ashville Park located in Virginia Beach, Virginia.  HomeFed also owns a 1,544 acre vineyard located in Madera County, California and the Fanita Ranch property, a 2,600 acre parcel of vacant land located in Santee, California.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty.  Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, the risk that the transaction will not be completed; the risk that the business associated with the acquired subsidiaries and investments (the “Purchased Business”) will deteriorate before the transaction is closed; the risk that HomeFed will be required to invest substantially more in Purchased Business, or in integrating the acquired subsidiaries or investments with the Company’s existing operations, than presently anticipated; risks associated with integrating the Purchased Business which is larger and more geographically dispersed and complex than HomeFed’s existing business; risks that HomeFed’s systems, infrastructure and personnel may not be adequate to effect a rapid and orderly integration of the Purchased Business; the risk that anticipated benefits of the transaction will not be realized; and risks and other uncertainties more fully described in HomeFed’s filings with the Securities and Exchange Commission, including, but not limited to, HomeFed’s annual report on Form 10-K for the year ended December 31, 2013 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and HomeFed expressly disclaims any intent or obligation to update these forward-looking statements.